Exhibit (a)(5)(vi)

December 2, 2015

For information on the Tender Offer:

Financial Advisors: 972-628-4055 Shareholders: 844-485-9167

Highland Media Relations: 212-279-3115 x 215

NEXPOINT CAPITAL, INC. ANNOUNCES TENDER OFFER FOR COMMON STOCK

DALLAS, TX, December 2, 2015 – NexPoint Capital, Inc. (the “Company”), a non-traded publicly registered business development company and affiliate of Highland Capital Management, L.P., today announced that it will commence a voluntary tender offer on or about December 2, 2015 (the “Tender Offer”) for up to 2.5% of its outstanding common stock (“Shares”) at a price equal to 90% of the offering price per Share in effect on the Expiration Date (as defined in the Offer to Purchase) (the date of repurchase) and any unpaid dividends accrued through the expiration date of the Tender Offer.

This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell Shares of the Company. The Company has filed with the Securities and Exchange Commission a tender offer statement on Schedule TO and related exhibits, including an offer to purchase, a related letter of transmittal and other related documents (the “Tender Offer Documents”). The Tender Offer Documents will be sent by mail to holders of the Shares. Shareholders of the Company may obtain additional copies of the Tender Offer Documents for the Company, without charge, by contacting the Tender Agent for the Tender Offer, DST Systems, Inc., at 1-844-485-9167. Shareholders can also obtain the Tender Offer Documents free of charge on the Securities and Exchange Commission’s website at www.sec.gov. Shareholders should read these documents and related exhibits, as the documents contain important information about the Company’s Tender Offer.

Any questions regarding the Tender Offer can be directed to the Company’s Tender Agent, DST Systems, Inc., at 1-844-485-9167. The Company’s current offering price for its Shares, $9.00 per share as of November 30, 2015, as well as other information, including information about management and the healthcare-focused investment strategy, are available at http://nexpointcapital.com. The information on or accessible through http://nexpointcapital.com is not incorporated by reference herein.

About NexPoint Advisors and NexPoint Capital, Inc.

NexPoint Capital, Inc. is a healthcare-focused business development company sponsored by Highland Capital Management, L.P. and managed by NexPoint Advisors, L.P., an affiliate of Highland Capital Management, L.P. NexPoint Advisors, L.P., is an SEC-registered investment advisor to the closed end fund, NexPoint Credit Strategies Fund.

About Highland Capital Management, L.P.

Highland Capital Management, L.P. is an SEC-registered investment adviser which, together with our affiliates, has approximately $20 billion of assets under management. Founded in 1993 by Jim Dondero and Mark Okada, Highland is one of the largest and most experienced global alternative credit managers. Highland specializes in credit strategies, such as credit hedge funds, long only funds and separate accounts, distressed and special situation private equity, and collateralized loan obligations (CLOs). Highland also offers alternative investments, including emerging markets, long/short equities, and natural resources. Highland’s diversified client base includes public pension plans, foundations, endowments, corporations, financial institutions, fund of funds, governments, and high net-worth individuals. Highland is headquartered in Dallas, Texas and maintains offices in New York, Sao Paolo, Singapore, and Seoul.

Except for the historical information and discussions contained herein, statements contained in this news release constitute forward-looking statements. These statements may involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including the performance of financial markets, the investment performance of NexPoint Advisors, L.P.’s or Highland Capital Management L.P.’s sponsored investment products, general economic conditions, future acquisitions, competitive conditions and government regulations, including changes in tax laws. Readers should carefully consider such factors. Further, such forward-looking statements speak only on the date at which such statements are made. NexPoint Advisors, L.P. and Highland Capital Management L.P. undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statement.

This material has been distributed for informational purposes only and should not be considered as investment advice or a recommendation of any particular security, strategy or investment product. Neither the Company, nor the Company’s Board of Directors, nor NexPoint Advisors, L.P., makes any recommendation as to whether to tender or not to tender any Shares in the Tender Offer. No part of this material may be reproduced in any form, or referred to in any other publication, without express written permission.